Exhibit 23.2

Accountants’ Consent

The Board of Directors

Federal Trust Corporation

Sanford, Florida:

We consent to the use of our report dated January 30, 2004, relating to the consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders’ equity and cash flows for the three years then ended, and to the use of our name under the caption of “Experts,” in the Registration Statement on Form S-2 of Federal Trust Corporation.

/s/ Hacker, Johnson & Smith, P.A.

HACKER, JOHNSON & SMITH PA

Orlando, Florida

June 18, 2004